Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GILEAD SCIENCES, INC.,
MUSTANG MERGER SUB, INC.
AND
MYOGEN, INC.
OCTOBER 1, 2006

TABLE OF CONTENTS

Article I DEFINITIONS & INTERPRETATIONS		2
1.1	Certain Definitions	2
1.2	Additional Definitions	9
1.3	Certain Interpretations	11

Article II THE OFFER		12
2.1	The Offer	12
2.2	Top-Up Option	15
2.3	Company Actions	16
2.4	Company Board of Directors and Committees	18

Article III THE MERGER		19
3.1	The Merger	19
3.2	The Effective Time	19
3.3	The Closing	20
3.4	Effect of the Merger	20
3.5	Certificate of Incorporation and Bylaws	20
3.6	Directors and Officers	20
3.7	Effect on Capital Stock	21
3.8	Exchange of Certificates	23
3.9	No Further Ownership Rights in Company Common Stock	24
3.10	Lost, Stolen or Destroyed Certificates	25
3.11	Taking of Necessary Action; Further Action	25

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25
4.1	Organization and Standing	25
4.2	No Subsidiaries	25
4.3	Authorization	25
4.4	Capitalization	26
4.5	Non-Contravention; Required Consents	27
4.6	SEC Reports	27
4.7	Financial Statements	28
4.8	No Undisclosed Liabilities	29
4.9	Absence of Certain Changes	29
4.10	Material Contracts	29
4.11	Compliance with Legal Requirements	31
4.12	Permits	31
4.13	Litigation	31
4.14	Taxes	32
4.15	Environmental Matters	34
4.16	Employee Benefit Plans	35
4.17	Labor Matters	36
4.18	Real Property	37
4.19	Assets; Personal Property	37
4.20	Intellectual Property	37

4.21	Regulatory Matters	40
4.22	Insurance	41
4.23	Vote Required	41
4.24	Brokers	41
4.25	Opinion of Financial Advisor	42
4.26	State Anti-Takeover Statutes	42

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		42
5.1	Organization	42
5.2	Authorization	42
5.3	Non-Contravention; Required Consents	43
5.4	Litigation	43
5.5	Ownership of Company Capital Stock	43
5.6	Funds	43

Article VI INTERIM CONDUCT OF BUSINESS		44
6.1	Affirmative Obligations of the Company	44
6.2	Negative Obligations of the Company	44

Article VII ADDITIONAL AGREEMENTS		48
7.1	No Solicitation	48
7.2	Company Board Recommendation	50
7.3	Company Stockholders’ Meeting; Short-Form Merger	51
7.4	Proxy Statement	51
7.5	Reasonable Efforts to Complete	53
7.6	Access	54
7.7	Notification	55
7.8	Certain Legal Proceedings	56
7.9	Public Disclosure	56
7.10	Company Options; Company ESPP	56
7.11	Company Warrants	58
7.12	Employee Matters	59
7.13	Indemnification and Insurance	60
7.14	Obligations of Purchaser	61
7.15	Resignation of Officers and Directors	61
7.16	Disclaimer of Other Representations or Warranties	61

Article VIII CONDITIONS TO THE MERGER		61
8.1	Conditions	61

Article IX TERMINATION		62
9.1	Termination Prior to Acceptance Time	62
9.2	Termination Before or After Acceptance Time and Prior to Effective Time	64
9.3	Notice of Termination; Effect of Termination	65
9.4	Fees and Expenses	65

Article X GENERAL PROVISIONS		66
10.1	No Survival of Representations and Warranties	66
10.2	Notices	66
10.3	Amendment	67
10.4	Extension; Waiver	67
10.5	Assignment	68
10.6	Company Disclosure Schedule	68
10.7	Entire Agreement	68
10.8	Severability	69
10.9	Third Party Beneficiaries	69
10.10	Specific Performance	69
10.11	Other Remedies	69
10.12	Governing Law	69
10.13	Consent to Jurisdiction; Service of Process	69
10.14	Waiver Of Jury Trial	70
10.15	Mutual Drafting	70
10.16	Counterparts; Facsimile Signatures	70

Annex A — Conditions to the Offer

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 1, 2006, by and among Gilead Sciences, Inc., a Delaware corporation (“Parent”), Mustang Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Myogen, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.
W I T N E S S E T H:
     WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of the acquisition of the Company by Parent, it is proposed that Purchaser commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), at a price of Fifty-Two Dollars and fifty cents ($52.50) per Company Share, net to the holder thereof in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), on the terms and subject to the conditions set forth herein;
     WHEREAS, following the consummation of the Offer, Purchaser will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein; and
     WHEREAS, the respective boards of directors of Parent, Purchaser and the Company have (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein; and
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS
     1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
           (a) “Abbott Ambrisentan Agreement” shall mean the License Agreement between Abbott Deutschland Holding GmbH and the Company dated October 8, 2001, and any amendment thereto.
           (b) “Abbott Darusentan Agreement” shall mean the License Agreement between Abbott Laboratories and the Company dated June 30, 2003, and any amendment thereto.
           (c) “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or Purchaser) that would reasonably be expected to lead to an Acquisition Proposal.
           (d) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or Purchaser) relating to a possible Acquisition Transaction.
           (e) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving or resulting in: (i) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than fifteen percent (15%) of the total outstanding voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such offer beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company; (ii) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifteen percent (15%) of the assets of the Company (measured by either book or fair market value thereof) or the net revenues or net income of the Company; or (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.
           (f) “Adjusted Outstanding Share Number” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus (ii) at the election of Parent, an additional number of shares up to but not exceeding the aggregate number of shares of Company Common Stock issuable upon the exercise of (A) all Company Options that are outstanding immediately prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer and that are vested or that will be vested immediately after the acceptance of such shares for payment, (B) all Company Warrants that are outstanding immediately prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer, and (C) all other rights to acquire Company Capital Stock upon exercise or conversion thereof that are outstanding immediately prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer (including Purchase Rights outstanding under the Company ESPP) and that are vested or that will be vested immediately after the acceptance of such shares for payment.
           (g) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
           (h) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.
           (i) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.
           (j) “Code” shall mean the Internal Revenue Code of 1986, as amended.
           (k) “Company Board” shall mean the board of directors of the Company.
           (l) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
           (m) “Company ESPP” shall mean the Company’s 2003 Employee Stock Purchase Plan, as amended.
           (n) “Company Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, has had or is reasonably expected to have a material adverse effect on (a) the business (taken as a whole), financial condition, capitalization (taken as a whole), assets (taken as a whole) or Liabilities (taken as a whole) of the Company, or (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no facts, circumstances, changes or effects resulting primarily from or arising primarily out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects resulting primarily from or arising primarily out of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred: (i) general economic or political conditions in the countries in which the Company does business (except to the extent that the Company is adversely affected disproportionately relative to other businesses in such countries); (ii) general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that the Company is adversely affected disproportionately relative to the other participants in such industries); (iii) the condition of the financial or securities markets in the countries in which the Company does business; (iv) any change in the stock price or trading volume of the Company Common Stock in and of itself (it being understood that the facts or occurrences giving rise to such change in stock price or trading volume may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) the announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the Offer and the Merger; (vi) any unreasonable refusal by Parent to grant its consent (pursuant to Section 6.2 hereof) to the taking of any action described in Section 6.2(m)(iii) or Section 6.2(n) hereof that the Company reasonably proposes to take and to which the Company requests in writing Parent’s consent; (vii) any refusal by Parent to grant its consent to the darusentan DAR-312 clinical trial as currently proposed to be conducted by the Company; (viii) the failure of the Company to meet published projections of earnings, revenues or any other financial measure (regardless of whether such projections were made by the Company or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) changes in GAAP that take effect after the date of this Agreement (but not changes in the Company’s interpretation of GAAP); (x) changes in any Legal Requirements that take effect after the date of this Agreement and are of general applicability and not specific to the Company or its business; (xi) any adverse changes, developments, circumstances, events or occurrences relating to ambrisentan or darusentan to the extent directly resulting from an action by Parent or any of its Affiliates; (xii) the determination by, or the delay of a determination by, the FDA or its European equivalent, or any panel or advisory body empowered or appointed thereby, with respect to the approval, non-approval or disapproval of any products (of Persons other than the Company) similar to or competitive with the Company’s material products and product candidates; (xiii) the results of any clinical trial of one or more products or product candidates of any Person other than the Company; or (xiv) the entry or threatened entry into the market of a generic version of Flolan.
           (o) “Company Option Plan” shall mean the Company’s 2003 Equity Incentive Plan and any predecessor thereto.
           (p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under the Company Option Plan.
           (q) “Company Preferred Stock” shall mean the preferred stock, par value $0.001 per share, of the Company.
           (r) “Continuing Employees” shall mean all employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent (including, after the Acceptance Time, the Company) or who continue their employment with the Company at or after the Acceptance Time.
           (s) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether express or implied and whether oral or in writing, including any of the foregoing, to the extent previously terminated, with respect to which there are continuing rights, liabilities or obligations.
           (t) “Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.

           (u) “DGCL” shall mean the General Corporation Law of the State of Delaware.
           (v) “DOJ” shall mean the United States Department of Justice.
           (w) “Environmental Laws” shall mean any and all applicable statutes, regulations, ordinances, judgments or orders relating to pollution or the protection of the environment (including ambient air, surface water, groundwater or land), as the foregoing are enacted and in effect as of the date hereof.
           (x) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
           (y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
           (z) “Flolan” shall mean a pharmaceutical composition which contains epoprostenol sodium as the active ingredient and is marketed under the name Flolan®.
           (aa) “FTC” shall mean the United States Federal Trade Commission.
           (bb) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.
           (cc) “Governmental Entity” shall mean any nation, state, province, territory, county, municipality, district or other jurisdiction of any nature, any government, any governmental or quasi-governmental authority or entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.
           (dd) “GSK Ambrisentan Agreement” shall mean the License Agreement between Glaxo Group Limited and the Company dated March 3, 2006, and any amendment thereto.
           (ee) “GSK Flolan Agreement” shall mean the Distribution and Supply Agreement between SmithKlein Beecham Corporation and the Company dated March 3, 2006, and any amendment thereto.
           (ff) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.
           (gg) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
           (hh) “IRS” shall mean the United States Internal Revenue Service.

           (ii) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of J. William Freytag, Robert Caspari, Michael J. Gerber, Richard J. Gorczynski, Joseph L. Turner or Andrew D. Dickinson.
           (jj) “Legal Proceeding” shall mean any action, claim (or counterclaim), suit, litigation, proceeding (public or private), criminal prosecution, audit, arbitration, mediation or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.
           (kk) “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of Nasdaq).
           (ll) “Liability” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).
           (mm) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).
           (nn) “Nasdaq” shall mean the NASDAQ Global Market, or any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.
           (oo) “Novartis Agreement” shall mean the Collaboration and Option Agreement between Novartis Institutes for BioMedical Research, Inc. and the Company dated October 8, 2003, as amended on May 23, 2005, and as amended and restated on July 7, 2006.
           (pp) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Legal Requirements.
           (qq) “Parent Material Adverse Effect” shall mean any material adverse effect on the ability of Parent or Purchaser to accept for payment and to pay for any Company Shares pursuant to the Offer or to consummate the Merger or the other transactions contemplated hereby.
           (rr) “Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, (iii) statutory Liens existing as of the Closing Date and claimed or held by any Governmental Entity that are related to obligations that are not due or delinquent, (iv) restrictions on resale of securities imposed by applicable Legal Requirements, (v) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Entity or other statutory or public authority, where the underlying obligations are not delinquent, (vi) with respect to leased or licensed personal property and Intellectual Property, the terms and conditions of the lease or license applicable thereto, (vii) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company as currently conducted and Liens imposed on the underlying fee interest in Leased Real Property, (viii) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Company as currently conducted, and (ix) other Liens (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.
           (ss) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
           (tt) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
           (uu) “SEC” shall mean the United States Securities and Exchange Commission.
           (vv) “Securities Act” shall mean the Securities Act of 1933, as amended.
           (ww) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is a general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is a managing member and has the power to direct the policies, management and affairs of such company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.
           (xx) “Superior Proposal” shall mean any unsolicited, bona fide written offer made by a third party unaffiliated with the Company to purchase (by way of merger, tender offer or otherwise) greater than 50% of the Company’s assets or greater than 50% of the outstanding shares of Company Common Stock (other than shares of Company Common Stock already held by such third party) that the Company Board shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such offer, as well as any revisions to the terms hereof proposed by Parent pursuant to Section 7.2(b) hereof) is more favorable to the Company Stockholders (in their capacities as such) than the terms of the Offer and the Merger (taking into account any revisions to the terms hereof proposed by Parent pursuant to Section 7.2(b) hereof) and reasonably capable of being consummated.
           (yy) “Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
           (zz) “Tax Returns” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
           (aaa) A “Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have failed, on or before the date of this Agreement, to unanimously recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and vote to adopt this Agreement; (ii) a Company Board Recommendation Change shall have occurred; (iii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Offer and the Merger are in the best interests of the Company Stockholders; (iv) following the disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the Company Board fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm publicly its determination that the Offer and the Merger are in the best interests of the Company Stockholders, in either case within ten (10) Business Days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (v) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal; (vi) the Company shall have entered into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause (B) of the last paragraph of Section 7.1(a) of this Agreement); (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is publicly announced; or (ix) there shall have been a material breach or violation of any of the provisions set forth in Section 7.1 hereof arising from any action taken by the Company or any director, officer or advisor of the Company with knowledge that such action would give rise to a breach of Section 7.1 hereof.
     1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Abbott Patents	4.20(a)
Agreement	Preamble
Acceptance Time	2.4(a)
Assumed Company Option	7.10(a)(i)
Certificate of Merger	3.2
Certificates	3.8(c)
Closing	3.3
Closing Date	3.3
Company	Preamble
Company Board Recommendation	7.2(a)
Company Board Recommendation Change	7.2(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company Intellectual Property	4.20(a)
Company Marks	4.20(b)
Company Patents	4.20(b)
Company Registered Copyrights	4.20(b)
Company Securities	4.4(c)
Company Shares	Recitals
Company Stockholders	2.1(g)
Company Stockholders’ Meeting	7.3(a)
Company Warrant	7.11
Confidentiality Agreement	7.5(d)
Consent	4.5(b)
Continuing Director(s)	2.4(a)
Copyrights	4.20(a)
D&O Insurance	7.13(c)
Delaware Secretary of State	3.2

Term	Section Reference
Dissenting Company Shares	3.7(c)
Effective Time	3.2
Employee Plans	4.16(a)
Exchange Fund	3.8(b)
Exchange Ratio	7.10(a)(i)
Extended Termination Date	9.1(c)
FDA	4.21(a)
Inbound License Agreements	4.20(a)
Incentives	4.14(o)
Indemnified Parties	7.13(a)
Independent Director	2.4(b)
Initial Termination Date	9.1(c)
Intellectual Property	4.20(a)
Leased Real Property	4.18(b)
Leases	4.18(b)
Material Contract	4.10(a)
Maximum Annual Premium	7.13(c)
Merger	Recitals
Merger Consideration	3.7(a)
Minimum Condition	2.1(b)
Offer	Recitals
Offer Documents	2.1(g)
Offer Price	Recitals
Offer to Purchase	2.1(g)
Parent	Preamble
Parent Common Stock	7.10(a)(i)
Parent Plans	7.12(a)
Patents	4.20(a)
Payment Agent	3.8(a)
Pharmaceutical Product	4.21(a)
Proxy Statement	7.4(a)
Purchase Right	7.10(b)
Purchaser	Preamble
Requisite Stockholder Approval	4.23
SEC Reports	4.6
Schedule 14D-9	2.3(b)
Schedule TO	2.1(g)
SEC Reports	4.6
Specified Acquisition Agreement	7.2(b)

Term	Section Reference
Surviving Corporation	3.1
Top-Up Option	2.2(a)
Trademarks	4.20(a)
Trade Secrets	4.20(a)
     1.3 Certain Interpretations. Unless otherwise indicated to the contrary:
           (a) All references herein to Articles, Sections, Annexes, Exhibits, Schedules, clauses, or subclauses shall be deemed to refer to Articles, Sections, Annexes, Exhibits, Schedules, clauses, or subclauses of or to this Agreement, as applicable.
           (b) The words “include,” “includes,” and “including” and other words of similar import when used herein shall be deemed in each case to be followed by the words “without limitation.”
           (c) The words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.
           (d) The word “if” and other words of similar import shall be deemed in each case to be followed by the phrase “and only if.”
           (e) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.
           (f) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
           (g) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
           (h) Any reference herein to law or to a Legal Requirement (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to such law or to such Legal Requirement and any Legal Requirement promulgated thereunder (or provision thereof, as applicable), including any successor thereto, respectively, as may be amended from time to time. Any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.
           (i) Any reference herein to “dollars” or “$” shall mean United States dollars.

ARTICLE II
THE OFFER
     2.1 The Offer.
           (a) Commencement of the Offer. Provided that this Agreement shall not have been terminated pursuant to Section 9.1 or Section 9.2 hereof, as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Parent shall cause Purchaser to, and Purchaser shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the outstanding Company Shares (other than Company Shares described in Section 3.7(a)(ii) hereof) at a price per Company Share equal to the Offer Price (as adjusted as provided in Section 2.1(c) hereof, if applicable) and in compliance with Section 14(d) of the Exchange Act and all other provisions of applicable securities laws.
           (b) Terms and Conditions of the Offer. The obligation of Purchaser to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Purchaser to accept for payment and to pay for any Company Shares tendered) in the Offer and not withdrawn shall be subject only to: (i) the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(d) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Company Shares that, together with the Company Shares then owned by Parent and Purchaser (if any), and without giving effect to any treasury shares of Company Common Stock, represents more than fifty percent (50%) of the Adjusted Outstanding Share Number (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Purchaser only with the prior written consent of the Company. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, neither Parent nor Purchaser may make any change to the terms or conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of Company Shares sought to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) amends the conditions to the Offer set forth in Annex A hereto so as to broaden the scope of such conditions to the Offer, (F) extends the expiration date of the Offer in any manner other than pursuant to and in accordance with the terms of Section 2.1(d) hereof or (G) amends or waives the Minimum Condition.
           (c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Company Shares pursuant to the Offer.

           (d) Expiration and Extension of the Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act); provided, however, that, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq that is applicable to the Offer, provided that in no event shall Purchaser be required to extend the Offer beyond the Initial Termination Date (or if the conditions to the extension of the Initial Termination Date set forth in Section 9.1(c) hereof are satisfied, the Extended Termination Date), (ii) in the event that any of the conditions to the Offer set forth in Annex A hereto is not satisfied or waived, then, to the extent requested in writing by the Company no less than two Business Days prior to the applicable expiration date, Purchaser shall extend the Offer for three successive extension periods of ten (10) business days each (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) in order to permit the satisfaction of the conditions to the Offer (it being understood that the Company may not request that the Offer be extended pursuant to this clause (ii) beyond the date that is fifty (50) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is commenced); provided, however, that the foregoing clauses (i) or (ii) of this Section 2.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to Section 9.1 or Section 9.2 hereof, (iii) Purchaser shall extend the Offer under the circumstances and to the extent set forth in the last sentence of Section 7.2(b) hereto, (iv) Purchaser may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 2.1(f) hereof; and (v) if on any date as of which the Offer is scheduled to expire, any of the conditions to the Offer set forth in Annex A hereto is not satisfied or waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for successive extension periods of ten (10) business days each (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) in order to permit the satisfaction of the conditions to the Offer.
           (e) Payment for Company Shares. Subject to the terms and conditions set forth in this Agreement and the Offer, Purchaser shall accept for payment and pay for all Company Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d) hereof) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer or during any subsequent offering period contemplated by Section 2.1(f) hereof shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall provide, or cause to be provided to Purchaser, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Purchaser accepts or is obligated to accept for payment pursuant to the Offer.

           (f) Subsequent Offering Period. Purchaser may, and the Offer Documents shall reserve the right of Purchaser to, provide for a subsequent offering period (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws of not less than three (3) nor more than twenty (20) business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Purchaser to, and Purchaser shall, accept for payment and pay for all Company Shares validly tendered and not withdrawn during such subsequent offering period as promptly as practicable after any such Company Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.
           (g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Purchaser shall: (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”), and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Company Shares (collectively, the “Company Stockholders”). The Company shall promptly furnish to Parent and Purchaser in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Purchaser for inclusion in the Schedule TO and the Offer Documents. Parent and Purchaser shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other Legal Requirements. Parent and Purchaser hereby further agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Purchaser with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Purchaser and the Company shall promptly correct any information provided by or on behalf of it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Schedule TO and the Offer Documents, as amended to reflect such corrected information, to be filed with the SEC and the other Offer Documents, as amended to reflect such corrected information, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Purchaser shall provide to the Company and its counsel any and all written comments that Parent, Purchaser or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.
           (h) Legal Requirements. Without limiting the foregoing, Parent and Purchaser shall take all reasonable actions to cause the Offer to be conducted in accordance with all Legal Requirements.
     2.2 Top-Up Option.
           (a) Subject to Section 2.2(b) and Section 2.2(c) hereof, the Company grants to Parent and Purchaser an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes 91% of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.
           (b) The Top-Up Option may be exercised by Parent or Purchaser, in whole or in part, at any time at or after the Acceptance Time, so long as the total number of shares of Company Common Stock beneficially owned by Purchaser and Parent constitutes at least 80% of the number of shares of Company Common Stock outstanding. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Purchaser, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.
           (c) In the event Parent or Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such shares of Company

Common Stock by Parent or Purchaser is to take place. At the closing of the purchase of such shares of Company Common Stock, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Purchaser (as the case may be) a certificate representing such shares. The obligation of the Company to issue such shares will be subject to compliance with all applicable regulatory requirements.
     2.3 Company Actions.
           (a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Purchaser that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:
                      (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company Stockholders;
                      (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein;
                      (iii) to the extent necessary, adopted a resolution for the purpose of causing Purchaser not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that might otherwise apply to the Offer, the Merger or any of the other transactions contemplated hereby; and
                      (iv) resolved to recommend that the Company Stockholders accept the Offer, tender their Company Shares to Purchaser pursuant to the Offer and, if required by Delaware Law, vote their Company Shares in favor of the adoption of this Agreement in accordance with the applicable provisions of Delaware Law; provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.2(b) hereof.
The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld or withdrawn in accordance with Section 7.2(b) hereof, the Company hereby consents to the inclusion of such recommendation in the Offer Documents. To the extent that the foregoing recommendation of the Company Board is amended or modified in accordance with Section 7.2(b) hereof, the Company hereby consents to the inclusion of such recommendation, as so amended or modified, in the Offer Documents.
           (b) Schedule 14D-9. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders. To the extent reasonably practicable, the Schedule 14D-9 shall be filed with the

SEC concurrently with the filing by Parent and Purchaser of the Schedule TO and shall be mailed to the Company Stockholders with the Offer Documents (and if so, the expense thereof shall be borne by Parent in connection with its dissemination of the Offer Documents). Subject to the provisions of Section 7.2(b) hereof, the Schedule 14D-9 shall include a description of the determinations and approvals of the Company Board set forth in Section 2.3(a) hereof and Section 7.2(a) hereof, and shall include the Company Board Recommendation. Each of Parent and Purchaser shall promptly furnish to the Company in writing upon request all information concerning Parent and Purchaser that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Legal Requirements. The Company hereby further agrees that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Purchaser or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Purchaser hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as amended to reflect such corrected information, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Purchaser and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to comment on any written response to any such written comments of the SEC or its staff.
           (c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent at Parent’s sole cost and expense with such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to any and all Legal Requirements, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall (and shall cause their respective officers, directors, agents, representatives, employees, attorneys, accountants and other advisors to):

                      (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions on the terms and subject to the conditions set forth in the Confidentiality Agreement;
                      (ii) use such information only in connection with the Offer and the Merger; and
                      (iii) if (A) this Agreement shall be terminated pursuant to Section 9.1 or Section 9.2 hereof and/or (B) Parent and Purchaser shall withdraw the Offer, upon the Company’s request, deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.
     2.4 Company Board of Directors and Committees.
           (a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Purchaser of Company Shares pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.4(a)), and from time to time thereafter, Parent shall be entitled to designate directors to serve on the Company Board up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4) and (y) a fraction, the numerator of which is the number of Company Shares held by Parent and Purchaser (giving effect to the Company Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. Promptly following a request by Parent, the Company shall use its best efforts to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Acceptance Time, the Company shall take all actions necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board the fullest extent permitted by all applicable Legal Requirements and the rules of Nasdaq. Solely for purposes of this Section 2.4, any and all members of the Company Board immediately prior to such designations by Parent who remain on the Company Board after such designations by Parent shall be referred to as “Continuing Directors”.
           (b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a) hereof, until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of Nasdaq or the federal securities laws who are considered independent directors within the meaning of such rules and laws (“Independent Directors”); provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or securities laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of Nasdaq and the federal securities laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.
           (c) Section 14(f) of the Exchange Act. The Company’s obligation to elect or appoint Parent’s designees to the Company Board pursuant to Section 2.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 2.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 2.4 are in addition to, and shall not limit, any right that Purchaser, Parent or any Affiliate of Purchaser or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.
           (d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.4(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Purchaser under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend, rescind, repeal or waive the certificate of incorporation or bylaws of the Company, or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.
ARTICLE III
THE MERGER
     3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall thereupon cease, and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”.
     3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Purchaser and the Company shall cause the Merger to be consummated in accordance with Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Purchaser and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
     3.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. (local time) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII hereof, or at such other location, date and time as Parent, Purchaser and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).
     3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.
     3.5 Certificate of Incorporation and Bylaws.
           (a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.13(b) hereof, the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Myogen, Inc.”
           (b) Bylaws. At the Effective Time, subject to the provisions of Section 7.13(b) hereof, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.
     3.6 Directors and Officers.
           (a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Purchaser immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified.

           (b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Purchaser immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until his or her respective successor is duly appointed.
     3.7 Effect on Capital Stock.
           (a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of any of the following securities, the following shall occur:
                      (i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock cancelled pursuant to Section 3.7(a)(ii) hereof and (B) Dissenting Company Shares, which shall be treated as provided in Section 3.7(c) hereof) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 3.10 hereof).
                      (ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Purchaser or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Purchaser or the Company, in each case immediately prior to the Effective Time (whether acquired pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.
                      (iii) Capital Stock of Purchaser. Each share of common stock, par value $0.001 per share, of Purchaser that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Purchaser shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
           (b) Adjustment to Merger Consideration. Without duplication to the effects of Section 2.1(c) hereof, the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time.
           (c) Statutory Rights of Appraisal.
                      (i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a)(i) hereof. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8 hereof (or Section 3.10 hereof, if applicable).
                      (ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.
           (d) Restricted Stock. If any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the amount payable with respect thereto pursuant to Section 3.7(a)(i) hereof will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition to the extent set forth in such restricted stock purchase agreement or other agreement. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
           (e) Company Options; Company ESPP. At the Acceptance Time, each Company Option then outstanding under the Company Option Plan shall be treated in accordance with the provisions of Section 7.10(a) hereof. At the Acceptance Time, each purchase right then outstanding under the Company ESPP shall be treated in accordance with the provisions of Section 7.10(b) hereof.
           (f) Company Warrants. At the Effective Time, each warrant to purchase a share of Company Common Stock then outstanding shall be treated in accordance with the provisions of Section 7.11 hereof.

     3.8 Exchange of Certificates.
           (a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) and, prior to the expiration of the Offer, Parent shall enter into an agreement with the Paying Agent to provide for the foregoing on terms reasonably acceptable to the Company.
           (b) Exchange Fund. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article III, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration and (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 3.7(a)(ii) hereof and Dissenting Company Shares), and upon request of the Paying Agent from time to time thereafter shall promptly deposit such additional cash amounts as are necessary to make the payments contemplated hereby (such cash amounts collectively being referred to herein as the “Exchange Fund”).
           (c) Payment Procedures. As promptly as practicable following the Effective Time, Parent and Purchaser shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than shares cancelled pursuant to Section 3.7(a)(ii) hereof and Dissenting Company Shares) (i) a letter of transmittal in customary form and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 3.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III.
           (d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.
           (e) Required Withholding. Each of the Payment Agent, Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
           (f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
           (g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.
     3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8 hereof. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

     3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent or Parent, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.7 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     3.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the directors and officers of the Surviving Corporation shall be fully authorized to take all such lawful and necessary action on behalf of the Company and Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Purchaser as follows:
     4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not constitute a Company Material Adverse Effect. The Company has delivered or made available to Parent a complete and correct copy of the certificate of incorporation and bylaws, as amended to date, of the Company.
     4.2 No Subsidiaries. The Company does not have any Subsidiaries. The Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.
     4.3 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
     4.4 Capitalization.
           (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of September 29, 2006: (A) 43,009,401 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since September 29, 2006, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options, the exercise of rights under the Company ESPP or the exercise of Company Warrants.
           (b) The Company has reserved (i) 6,145,030 shares of Company Common Stock for issuance under the Company Option Plan, (ii) 327,418 shares of Company Common Stock for issuance under the Company ESPP and (iii) 1,280,814 shares of Company Common Stock for issuance pursuant to Company Warrants. As of September 29, 2006, (x) with respect to the Company Option Plan, 4,222,127 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options (whether or not vested), and (y) 1,280,814 shares of Company Common Stock were issuable upon exercise of Company Warrants (whether or not vested), and since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Warrants, other than as permitted by Section 6.2(b) hereof.
           (c) Except as set forth in this Section 4.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, and (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the Company Capital Stock, being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities.

           (d) The Company is not a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.
     4.5 Non-Contravention; Required Consents.
           (a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (ii) subject to obtaining such Consents set forth in Section 4.5 of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Legal Requirement or Order applicable to the Company or by which any of its properties or assets are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of the Company, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not constitute a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Offer and the Merger.
           (b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws, and (iv) such filings and approvals as may be required by the rules and regulations of Nasdaq.
     4.6 SEC Reports. The Company has filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it during the period from January 1, 2004 through the date hereof under the Securities Act and the Exchange Act (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC during such period, whether or not required to be so filed or furnished, the “SEC Reports”). Each SEC Report complied, and all forms, reports and documents filed by the Company with the SEC after the date hereof will comply, as of its filing date as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed. True and correct copies of all SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each SEC Report did not contain, and each form, report or document filed by the Company with the SEC after the date hereof will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each preclinical test and clinical trial that is described in, or the results of which are referred to in, a SEC Report was and, if still pending, is being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each test or trial, if required by applicable law and as the case may be; the descriptions of the results of such tests and trials contained in the SEC Reports are accurate in all material respects and fairly present the data derived from such tests and trials in all material respects, and the Company has no Knowledge of any other studies or tests the results of which are inconsistent with, or otherwise call into question in any material respect, the results described or referred to in an SEC Report or raise significant safety issues not described in an SEC Report. Section 4.6 of the Company Disclosure Schedule lists all effective registration statements filed by the Company on Form S-3 or Form S-8 or otherwise relying on Rule 415 under the Securities Act.
     4.7 Financial Statements.
           (a) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) of the Company filed in or furnished with the SEC Reports complied, and all financial statements of the Company filed or furnished in a report, form or document filed by the Company with the SEC after the date hereof will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared in accordance with GAAP as in effect on the respective dates thereof applied on a consistent basis during the relevant periods (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, material) the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods then ended.
           (b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of the Company has designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to the Company is made known to the management of the Company by others within the Company. Since the date of the filing of the Company’s most recent quarterly report on Form 10-Q prior to the date hereof, the Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed (X) in any SEC Report or (Y) in any form, report or document filed by the Company with the SEC after the date hereof has been so disclosed.
           (c) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Reports and with respect to any form, report or document filed by the Company with the SEC after the date hereof. For purposes of the immediately preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
     4.8 No Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet (or notes thereto) as of December 31, 2005 included in the audited financial statements set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2005, the Company does not have any Liabilities except Liabilities that (i) were incurred in the ordinary course of business consistent with past practice since December 31, 2005, or (ii) arose under, or were incurred in connection with the transactions contemplated by, this Agreement.
     4.9 Absence of Certain Changes. Since December 31, 2005 and through the date hereof, except for actions expressly contemplated by this Agreement or disclosed in the body of a current report on Form 8-K filed by the Company with the SEC prior to the date hereof, the business of the Company has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been any Company Material Adverse Effect.
     4.10 Material Contracts.
           (a) For purposes of this Agreement, a “Material Contract” shall mean:
                      (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company;
                      (ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former officer or other employee of the Company or member of the Company Board providing for an annual base compensation in excess of $300,000;

                      (iii) any Contract containing any covenant (A) limiting the right of the Company to engage in any line of business, geography or therapeutic area, to make use of any material Company Intellectual Property or to compete with any Person in any line of business, (B) granting to any Person any exclusive rights to any material Company Intellectual Property, or (C) prohibiting the Company (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so, other than any such Contracts that (x) may be cancelled without material liability to the Company or Parent upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company;
                      (iv) any Contract (A) relating to the disposition or acquisition by the Company after the date of this Agreement of greater than $2,000,000 of assets, or (B) pursuant to which the Company will acquire any ownership interest in any other Person or other business enterprise;
                      (v) any Contract creating or relating to any partnership or collaboration, or any joint development, joint marketing, distribution or similar arrangement, in each case that involves a sharing of profits, losses, costs or liabilities with another Person;
                      (vi) any (A) credit agreements, security agreements, capital leases or other extensions of credit that involve liabilities in excess of $1,000,000 or (B) mortgages, indentures, guarantees, loans or other Contracts relating to the borrowing of money, in the case of both (A) and (B) other than trade accounts receivables and payables;
                      (vii) any settlement Contract other than (A) releases entered into with former employees or independent contractors of the Company in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash (which has been paid) in amounts that do not exceed $1,000,000 in any individual case;
                      (viii) any other Contract that provides for future payment obligations by the Company of either (A) $5,000,000 or more for Contracts related to clinical trials of Pharmaceutical Products, or (B) $1,000,000 or more for Contracts other than those related to clinical trials of Pharmaceutical Products, in any individual case that is not terminable by the Company without material liability to the Company upon notice of ninety (90) days or less; and
                      (ix) any other Contract, or group of other Contracts with a Person (or group of affiliated Persons), the termination of which would constitute a Company Material Adverse Effect.
           (b) Section 4.10(b) of the Company Disclosure Schedule, the exhibit index to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and the exhibit index to all current reports on Form 8-K and quarterly reports on Form 10-Q filed since the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and prior to the date hereof collectively contain a complete and accurate list of all Material Contracts as of the date hereof, to or by which the Company is a party or is bound. The Company has provided to Parent a true and complete unredacted copy of each Material Contract.

           (c) Each Material Contract, other than any Material Contract that by its terms has expired or been terminated since the date hereof (in accordance with Section 6.2 hereof), is valid and binding on the Company and, to the Knowledge of the Company, is valid and binding on each other party thereto and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or, to the Knowledge of the Company, any other party thereto. To the Knowledge of the Company, no current officer or director of the Company (whether directly or indirectly through another entity in which such Person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) (i) has any material interest in any property or assets of the Company (except as a stockholder) or any competitor, customer, supplier or agent of the Company or (ii) is currently a party to any Material Contract.
     4.11 Compliance with Legal Requirements. The Company is and has at all times since January 1, 2004 been in material compliance with all Legal Requirements and Orders applicable to the Company or to the conduct of the business or operations of the Company. No representation or warranty is made in this Section 4.11 with respect to (a) compliance with the federal securities laws to the extent such compliance is covered by Section 4.6 and Section 4.7 hereof, representations and warranties with respect to which are covered exclusively in such sections to such extent, (b) applicable laws with respect to Taxes, which are covered exclusively by Section 4.14 hereof, (c) Environmental Laws, which are covered exclusively by Section 4.15 hereof, (d) ERISA matters, which are covered exclusively by Section 4.16 hereof, or (e) regulatory matters, which are covered exclusively by Section 4.21 hereof.
     4.12 Permits. The Company is and has at all times since January 1, 2004 been in material compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct its business as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.
     4.13 Litigation. As of the date hereof and except as disclosed in Part I, Item 3 of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 or in the body of any current report on Form 8-K filed with the SEC since the filing of such annual report and prior to the date hereof or in Part II, Item 1 of any quarterly report on Form 10-Q filed with the SEC since the filing of such annual report and prior to the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company or any of its properties that (i) involves an amount in controversy in excess of $1,000,000, (ii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company, or (iii) constitutes a Company Material Adverse Effect, or (b) against any current director or officer of the Company (in their respective capacities as such) or, to the Knowledge of the Company, any former director or officer of the Company (in their respective capacities as such), or (c) that challenges, or that has the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Offer, the Merger or any of the other transactions contemplated hereby. The Company is not subject to any outstanding Order that constitutes a Company Material Adverse Effect.

     4.14 Taxes.
           (a) All material Tax Returns required by applicable law to be filed by or on behalf of the Company have been filed in accordance with all applicable laws, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto filed prior to the date hereof, true and complete in all material respects.
           (b) The Company has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed and has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes that are not yet due or payable, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent and Purchaser complete and accurate copies of the portions applicable to each of the Company and Affiliates of all income, franchise, and foreign Tax Returns that have been requested by or on behalf of Parent, and any amendments thereto, filed by or on behalf of the Company or any member of a group of corporations including the Company for the taxable years ending 1999 through 2005.
           (c) There are no material Liens on the assets of the Company relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
           (d) As of the date of this Agreement, there are no Legal Proceedings now pending, or to the Knowledge of the Company, threatened in writing against or with respect to the Company with respect to any Tax, and the Company does not have Knowledge of any audit or investigation with respect to any Liability of the Company for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company may be liable.
           (e) The Company has not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.
           (f) The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state or local law.
           (g) To the Knowledge of the Company, the Company has (i) not ever been a party to a Contract or inter-company account system in existence under which the Company has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company is or was a part (other than a group the common parent of which is the Company) and (ii) no Liability for Taxes of any Person (other than the Company) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
           (h) To the Knowledge of the Company, no written claim has been made during the past five years by any appropriate Governmental Entity in a jurisdiction where the Company filed Tax Returns that it is or may be subject to any material taxation by that jurisdiction.

           (i) The Company has not participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
           (j) The Company has not agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and the Company does not have any Knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company.
           (k) Except for the payments received from GlaxoSmithKline during 2006 totaling approximately $25,250,000, the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Acceptance Time as a result of (i) any installment sale or open transaction disposition made on or prior to the Acceptance Time, or (ii) any prepaid amount received on or prior to the Acceptance Time for which a deferred tax asset has not already been recorded.
           (l) The Company is not a United States Real Property Holding Corporation within the meaning of Section 897 of the Code and was not a United States Real Property Holding Corporation on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Acceptance Time.
           (m) The transactions contemplated by this Agreement (including the Offer and the Merger) will not result in the payment or series of payments by the Company to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes. Additionally, there is no Contract to which the Company is a party, including the provisions of this Agreement which, individually or collectively, (i) could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code, (ii) provide for payments that will be subject to an additional 20% tax pursuant to Section 409A of the Code, or (iii) could require Parent or any Affiliate of Parent to gross up a payment to any employee of the Company for Tax-related payments or cause an additional penalty tax under Section 409A of the Code.
           (n) The Company has delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 1996, by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company.

           (o) There are no jurisdictions in which the Company benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives. The Company are in full compliance with all terms and conditions of any agreement or Order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.
           (p) None of the assets of the Company is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.
           (q) For the purpose of supporting the positions taken by the Company on its filed Tax Returns, the Company has maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.
           (r) During the two-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
           (s) No power of attorney that is currently in force has been granted to any Person with respect to any matter relating to Taxes that could affect the Company or the Surviving Corporation.
           (t) There are no proposed reassessments of any property owned by the Company or other proposals or communications (whether formal or informal) of which the Company has Knowledge that could increase the amount of Taxes to which the Company or the Surviving Corporation would be subject.
           (u) The federal, state and foreign “net operating losses” and tax credit carryforwards of the Company through the date of the most recently filed applicable Tax Return are set forth in Section 4.14(u) of the Company Disclosure Schedule.
     4.15 Environmental Matters. Except as disclosed in Part I, Item 3 of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 or in the body of any current report on Form 8-K filed with the SEC since the filing of such annual report and prior to the date hereof or in Part II, Item 1 of any quarterly report on Form 10-Q filed with the SEC since the filing of such annual report and prior to the date hereof:
           (a) To its Knowledge, the Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company.
           (b) To its Knowledge, the Company has not produced, processed, manufactured, generated, treated, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company has at any time owned, operated, occupied or leased.

           (c) To its Knowledge, the Company has not transported, stored, used, manufactured, disposed of, released or exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.
           (d) The Company has not received written notice of, is not a party to and is not the subject of any unresolved Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order or agreement by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.
     4.16 Employee Benefit Plans.
           (a) Section 4.16(a) of the Company Disclosure Schedule, the exhibit index to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and the exhibit index to all current reports on Form 8-K and quarterly reports on Form 10-Q filed since the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and prior to the date hereof collectively set forth a complete and accurate list as of the date hereof of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other cash-based or equity-based incentive, bonus, retirement, savings, benefit and material fringe benefit plans, agreements, policies, programs, or arrangements for the benefit of one or more employees, directors, consultants or advisors that are maintained or contributed to by the Company or with respect to which the Company has any material Liability (together the “Employee Plans”). No Employee Plan is (1) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (5) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or (6) a welfare benefit fund within the meaning of Section 419(e) of the Code. The Company has not since September 30, 2000 contributed or been obligated to contribute to a plan described in clause (2) or clause (3) of the preceding sentence. No Employee Plan provides life insurance or health or medical benefits following retirement or other termination of employment except to the extent required under Part 6 of Subtitle B of Title I of ERISA.
           (b) Each Employee Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Legal Requirements, including the applicable provisions of ERISA and the Code.
           (c) There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or with respect to any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

           (d) None of the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents has with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, nor to the Knowledge of the Company has anything else occurred, that could result in the imposition of a penalty assessed pursuant to Section 502 of ERISA or a Tax under Chapter 43 of the Code.
           (e) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.
           (f) No stock option or stock appreciation right granted under a stock option or other equity-based award plan of the Company and that was (or any portion of which was) outstanding at any time after October 3, 2004 has at any time constituted or been part of a “nonqualified deferred compensation plan” subject to Section 409A of the Code. To its Knowledge, since the initial public offering of the Company Common Stock, the Company has never granted an option to purchase the Company Common Stock with an exercise price less than the closing price of the Company Common Stock on the date of grant.
           (g) The Company has no operations or employees in any jurisdiction other than the United States, whether or not United States law also applies. For purposes of the preceding sentence, the Commonwealth of Puerto Rico, Guam, American Samoa, the Northern Marianna Islands and the Virgin Islands shall be considered jurisdictions other than the United States. The Company has no material Liability under the laws of Germany arising out of any Employee Plan.
           (h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.
           (i) There is no outstanding extension of credit (within the meaning of such term under Section 13(k)(1) of the Exchange Act), in the form of a personal loan to or for any director or executive officer of the Company.
     4.17 Labor Matters. The Company is not a party to any collective bargaining agreement. To the Knowledge of the Company as of the date hereof, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any of the Company’s employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, as of the date hereof, threats thereof by or with respect to any employees of the Company, nor have there been any lockouts, strikes, slowdowns or work stoppages since December 31, 2003.

     4.18 Real Property.
           (a) The Company does not own any real property.
           (b) Section 4.18(b)(i) of the Company Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) pursuant to which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has legal and valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances. Section 4.18(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the Leases as of the date hereof granting to any Person (other than the Company) any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect (other than any that have by operation of their terms expired or been terminated since the date hereof), subject to the proper authorization and execution of such Lease by the other party or parties thereto, and are enforceable against each party thereto except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) subject to general principles of equity. The Company is not in material breach of or default under, nor has it received written notice of any material breach of or default under, any Lease, and to the Knowledge of the Company as of the date hereof, no event has occurred that with delivery of notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any other party thereto.
     4.19 Assets; Personal Property. The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company that are material to the Company, free and clear of all Liens other than Permitted Encumbrances.
     4.20 Intellectual Property.
           (a) Certain Definitions. “Company Intellectual Property” shall mean all registered and all material unregistered Intellectual Property owned, licensed or controlled by the Company. “Intellectual Property” shall mean all: (i) trademarks, service marks, corporate names, Internet domain names, trade dress, trade names, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, and including all renewals thereof (collectively, “Trademarks”); (ii) patents and patent applications, including provisional, continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and utility models or industrial designs registered with a Governmental Entity (collectively, “Patents”); (iii) confidential information and trade secrets such as know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps and data bases (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); and (vi) moral rights, publicity rights and any other intellectual or industrial property rights of any kind or nature that do not comprise

Trademarks, Patents, Copyrights or Trade Secrets. For purposes of this Section 4.20, “Abbott Patents” shall mean all material Patents licensed to the Company under either or both of the License Agreement by and between Abbott Deutschland Holding GmbH and Myogen, Inc., dated October 8, 2001, and the License Agreement by and between Abbott Laboratories and Myogen, Inc., dated June 30, 2003.
           (b) Intellectual Property Schedules. Section 4.20(b)(i) of the Company Disclosure Schedule sets forth a list of all Patents which the Company owns and, to the Company’s Knowledge, a list of all Patents which the Company has an exclusive license to (including exclusivity by field of use) or has control of (collectively the “Company Patents”), identifying for each Company Patent the patent number and issue date (if issued) or application number and filing date (if not issued). Section 4.20(b)(ii) of the Company Disclosure Schedule sets forth a list of all registered and material unregistered Trademarks owned by the Company (collectively “Company Marks”), identifying for each such registration and registration application its registration and application numbers (as applicable) and the relevant filing jurisdiction. Section 4.20(b)(ii) of the Company Disclosure Schedule also sets forth, separately, all material Internet domain names owned by the Company. Section 4.20(b)(iii) of the Company Disclosure Schedule sets forth a list of all registered Copyrights owned (in whole or in part) by the Company, and all pending applications for registration of Copyrights filed in the United States that are owned (in whole or in part) by the Company (collectively the “Company Registered Copyrights”), identifying for each of the Company Registered Copyrights (i) the registration number and registration date (if registered) or application filing date (if not registered). Section 4.20(b)(iv) of the Company Disclosure Schedule sets forth a list of all agreements granting to the Company any material right or license under or with respect to any Patents other than any end user non-exclusive license of generally commercially available software used in the Company’s operations (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Complete and accurate copies of the Inbound License Agreements have been provided by the Company to Parent. Section 4.20(b)(v) of the Company Disclosure Schedule sets forth a list of all material outbound license agreements under which the Company grants to the licensee material rights to commercialize any Company Intellectual Property.
           (c) Patents, Trademarks, Copyrights, and other Intellectual Property. Except as set forth on Section 4.20(c) of the Company Disclosure Schedule,
                      (i) the Company owns, licenses or controls all Company Intellectual Property, free and clear of all Liens or joint ownership with others other than Permitted Encumbrances. No owned Company Intellectual Property, or to the Company’s Knowledge any Abbott Patent, is subject to any outstanding Order restricting the use thereof by the Company. Except for royalties payable under the Inbound License Agreements, to the Company’s Knowledge, the Company has the right to use, make and sell its products (whether now offered for sale or under development) free from any royalty obligation to any third party.
                      (ii) all owned issued Company Patents and, to the Company’s Knowledge, issued Abbott Patents, registered owned Company Marks, and owned Company Registered Copyrights are subsisting, and to the Company’s Knowledge based on its best judgment, valid and enforceable. Specifically, to the Company’s Knowledge:

                                 (A) the Company has not received any written notice or claim since October 8, 2001 that challenges or questions the Company’s rights in any of the material owned Company Intellectual Property or the rights of the owner of the Abbott Patents in the Abbott Patents, or that suggests or alleges a third party (including current or former officer, director or employee of the Company) has any claim of legal or beneficial ownership or rights with respect thereto;
                                 (B) since October 8, 2001, the Company has not received any written notice or claim (x) that challenges or questions the validity or enforceability of any of the owned issued Company Patents, the issued Abbott Patents, the owned registered Company Marks and the owned Company Registered Copyrights, or (y) indicates an intent on the part of any person to bring a claim that any of the owned issued Company Patents, the issued Abbott Patents, owned registered Company Marks and owned Company Registered Copyrights is invalid or unenforceable or has been misused;
                                 (C) no third party is, in any material respect (which shall exclude research use), misappropriating, infringing, diluting or violating any material owned Company Intellectual Property or the issued Abbott Patents;
                                 (D) there is no litigation, opposition, or cancellation proceeding pending against any material owned Company Intellectual Property or the Abbott Patents;
                                 (E) the Company has not taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any owned Company Patent (including failure to pay required fees associated with registrations of any owned Company Patent; failure to disclose any known material prior art in connection with the prosecution of patent applications with respect to any owned Company Patent) nor based on the Company’s best judgment has any licensor under the Inbound License Agreements taken or failed to take any such action in respect to the Patents licensed thereunder;
                                 (F) other than in the ordinary course of business, no material Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party not subject to confidentiality obligations to the Company, and, to the Company’s Knowledge, no party to a nondisclosure agreement with Company is in material breach or default thereof; and
                                 (G) the Company has not entered into any services agreements relating to development, manufacture or formulation of ambrisentan or darusentan under which the party performing such services has obtained exclusive rights in Intellectual Property covering such compounds or their formulation.
           (d) No Infringement or Violation by the Company; No Loss of Rights.
                      (i) To the Company’s Knowledge, none of the activities of the employees of the Company violates any agreement or arrangement which any such employee has with a former employer. All employees and consultants of the Company who contributed to the discovery or development of any material owned Company Patent did so either (a) within the scope of their employment such that, in accordance with applicable law, such Company Patent became the exclusive property of the Company or (b) pursuant to written agreements assigning such Company Patent to the Company and such assignment documents have been duly filed (or are in the process of being filed) in all relevant patent offices.
                      (ii) To the Company’s Knowledge, the Company has not infringed upon, misappropriated, violated, diluted, or used without authorization, any Intellectual Property or personal information of any third party. To the Company’s Knowledge, the Company has not received any written notice or claim since October 8, 2001 asserting that any infringement, misappropriation, violation, dilution or unauthorized use, unfair competition or trade practices is occurring or has occurred.
                      (iii) To the Company’s Knowledge, no loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License Agreement is reasonably foreseeable or threatened, except for expiration of Patents in the ordinary course. The rights licensed under each Inbound License Agreement will be exercisable by the Surviving Corporation on and after the Closing to the same extent as they are exercisable by the Company prior to the Closing. Except as set forth on Section 4.20(d)(iii) of the Company Disclosure Schedule, no licensor under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements made by the Company to the licensed Intellectual Property.
                      (iv) Except for the terms of all agreements granting to the Company any right or license under or with respect to Intellectual Property of a third party and the terms of all licenses of Intellectual Property by the Company, to the Company’s Knowledge, neither this Agreement nor the transactions contemplated by this Agreement will result in Parent or any Affiliate thereof being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.
     4.21 Regulatory Matters. To the extent applicable to the Company:
           (a) To the Company’s Knowledge, all Pharmaceutical Products that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) are being developed, labeled, stored, tested and distributed by the Company in substantial compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938, the Public Health Service Act of 1944 and all applicable similar state and foreign Legal Requirements, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product. “Pharmaceutical Products” shall mean all biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Company or the Company’s licensee.
           (b) To the Company’s Knowledge, all preclinical studies and clinical trials conducted by the Company have been, and are being, conducted in substantial compliance with the requirements of Good Laboratory Practice and Good Clinical Practice and all requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations.

           (c) To the Company’s Knowledge, all manufacturing operations conducted by the Company have been and are being conducted in substantial compliance with FDA’s Good Manufacturing Practice regulations for drug and biological products and all applicable similar foreign Legal Requirements.
           (d) No Pharmaceutical Product has been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company.
           (e) The Company has not received, and to the Company’s Knowledge, no licensor or distribution partner of a Pharmaceutical Product has received, any notice from the FDA or any other Governmental Entity that it has commenced, or, to the Company’s Knowledge, threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Pharmaceutical Product, or that it has commenced, or, to the Company’s Knowledge, threatened to initiate, any action to enjoin or place restrictions on the production of any Pharmaceutical Products.
           (f) Since December 31, 2005, neither the Company nor, to the Knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.
           (g) The Company has made available to Parent (i) accurate and complete copies of each Investigational New Drug Application and each similar state or foreign regulatory filing made on behalf of the Company, including all related supplements, amendments and annual reports, and (ii) all material correspondence received from the FDA, the EMEA or any similar state or foreign Government Entity that concerns ambrisentan or darusentan.
     4.22 Insurance. The Company has, and has had since January 1, 2003, policies of insurance covering the Company or any of its respective employees, properties or assets which are reasonably customary for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.
     4.23 Vote Required. Assuming that the representations of Parent and Purchaser contained in Section 5.5 hereof are accurate, and if the holdings of Company Common Stock by Parent and Purchaser do not meet the threshold required by Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding Company Shares on the record date of the Company Stockholders’ Meeting, voting together as a class (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement and approve the Merger.
     4.24 Brokers. Except for Goldman, Sachs & Co., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company previously has provided Parent with a correct and complete copy of its engagement letter with Goldman, Sachs & Co., and the fees set forth therein are the only fees payable to Goldman, Sachs & Co. by the Company in connection with this Agreement or the transactions contemplated hereby.
     4.25 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date and subject to the matters set forth in the opinion, the $52.50 in cash per share to be received by the holders of Company Common Stock in the Offer and the Merger pursuant to this Agreement is fair from a financial point of view to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
     4.26 State Anti-Takeover Statutes. Assuming that the representations of Parent and Purchaser contained in Section 5.5 hereof are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable law are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
     Parent and Purchaser hereby represent and warrant to the Company as follows:
     5.1 Organization. Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is currently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Purchaser is duly qualified to do business and is in “good standing” in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in “good standing” would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Purchaser. Purchaser has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
     5.2 Authorization. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (including the Offer and the Merger) and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other action on the part of Parent and Purchaser, and no other corporate or other proceeding on the part of Parent or Purchaser is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.
     5.3 Non-Contravention; Required Consents.
           (a) The execution, delivery and performance by Parent and Purchaser of this Agreement, the consummation by Parent and Purchaser of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Purchaser with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Purchaser, (ii) violate, conflict with, or result in a material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which Parent, Purchaser or any of their properties or assets may be bound, or (iii) assuming compliance with the matters referred to in Section 5.3(b) hereof, violate or conflict with any Legal Requirement or Order applicable to Parent or Purchaser or by which any of their properties or assets are bound.
           (b) No Consent of any Governmental Entity is required on the part of Parent, Purchaser or any of their Affiliates in connection with the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Legal Requirements of states in which the Company is qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws, and (iv) such filings and approvals as may be required by the rules and regulations of Nasdaq.
     5.4 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Purchaser or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that constitutes a Parent Material Adverse Effect.
     5.5 Ownership of Company Capital Stock. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has either Parent or Purchaser been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
     5.6 Funds. Parent has available, and will have available through the expiration of the Offer and the Effective Time, the funds necessary to accept for payment and pay for any Company Shares pursuant to the Offer and consummate the Merger and the other transactions contemplated hereby.

ARTICLE VI
INTERIM CONDUCT OF BUSINESS
     6.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Schedule, or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof or the Effective Time, the Company shall (i) carry on its business in ordinary course of business consistent with past practice and in compliance with all applicable Legal Requirements in all material respects, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due, (iv) use commercially reasonable efforts, consistent with past practice, to (A) preserve intact its present business organization, (B) keep available the services of its officers and employees, (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings and (D) keep in effect insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement, (v) use reasonable efforts to prepare and prosecute the approval by the FDA of the ambrisentan NDA consistent with past practice, (vi) use reasonable efforts to obtain and maintain on a commercially reasonable basis quantities of finished ambrisentan and darusentan drug product and related raw materials and components that the Company reasonably expects to be required for the anticipated commercial launch of ambrisentan and for use in the ongoing and anticipated phase 3 clinical trials of darusentan, (vii) inform Parent promptly and, if related to either ambrisentan or darusentan, provide Parent with a reasonable opportunity to comment (A) after receipt of any material communication between the Company, on the one hand, and the FDA or any similar foreign Governmental Entity, on the other hand, or inspections of any manufacturing facility or clinical trial site and before giving any material submission to the FDA or any similar foreign Governmental Entity, and (B) prior to making any material change to a study protocol, adding new trials, making any material change to a manufacturing plan or process, making a material change to a development timeline or initiating, or making a material change to, promotional or marketing materials or activities, (viii) use reasonable best efforts to preserve and protect the Company Intellectual Property and (ix) take all reasonable action necessary with respect to the Company Options, the Company Warrants and the Company ESPP to effectuate the terms of this Agreement; provided, however, that Parent shall have the right to review any agreements to modify material terms of the applicable plans or underlying instruments.
     6.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2 of the Company Disclosure Schedule, or (iii) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof or the Effective Time, the Company shall not do any of the following:

           (a) propose to adopt any amendments to, or amend, its certificate of incorporation or bylaws or comparable organizational documents;
           (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except for (i) the issuance and sale of Company Shares upon the exercise of Company Options or Company Warrants outstanding prior to the date hereof and purchase rights under the Company ESPP in amounts that do not exceed those indicated as reserved for such purposes in Section 4.4 hereof and (ii) grants to newly hired employees of Company Options and after February 15, 2007 the annual grant of Company Options to employees, in each case issued in the ordinary course of business consistent with past practice, with a per share exercise price no less than the then-current fair market value (as defined in the Company Option Plan) of the Company Common Stock, so long as (A) the aggregate number of Shares subject to such additional Company Options does not exceed the sum of (x) either (1) four hundred thousand (400,000), or (2) if after February 15, 2007, one million four hundred thousand (1,400,000) less any shares issued pursuant to clause (1), plus (y) the number of Company Shares subject to any Company Option (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee and (B) the aggregate number of Company Shares subject to Company Options granted to any individual employee does not exceed the current stock grant guidelines existing as of the date hereof, provided, however, that the exceptions set forth in Section 6.2(b)(ii) shall not apply after the Acceptance Time;
           (c) create or form any Subsidiary;
           (d) split, combine or reclassify any shares of Company Capital Stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of Company Capital Stock, or make any other actual, constructive or deemed distribution in respect of the shares of Company Capital Stock;
           (e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated hereby, including the Offer and the Merger);
           (f) (i) incur or assume any long term or short term debt or issue any debt securities, except for (A) short term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice and not to exceed $500,000 in aggregate principal amount at any time, or (B) short term financing of any fee payable by the Company pursuant to Section 9.4(b) hereof, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person, (iii) make any material loans, advances or capital contributions to or investments in any other Person except in the ordinary course of business consistent with past practice to employees of the Company, or (iv) mortgage or pledge any of its assets, tangible or intangible, or create any Lien thereupon (other than Permitted Encumbrances);

           (g) except as may be required by applicable Legal Requirements or Contracts entered into prior to the date hereof that are disclosed on the Company Disclosure Schedule, (A) enter into, adopt, terminate or materially amend (including acceleration of vesting) or modify any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee compensation or benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, or (B) grant or pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this paragraph (g) shall not prevent the Company (i) from entering into employment agreements or offer letters with new employees in the ordinary course of business and consistent with past practice, (ii) from increasing annual compensation and/or from providing for or amending bonus arrangements for non-officer employees in the ordinary course of business (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in benefits or compensation expense to the Company), or (iii) paying any ordinary course performance bonus earned during the year 2006 consistent with past practice (including the payment of the annual bonus for fiscal 2006 in the first quarter of 2007 and the making of annual option grants in compliance with Section 6.2(b) hereof);
           (h) forgive any loans to any employees, officers or directors of the Company, or any of their respective Affiliates or Associates;
           (i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;
           (j) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts, or (ii) the sale of goods or grants of non-exclusive licenses with respect to Company Intellectual Property in the ordinary course of business consistent with past practice;
           (k) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, or a change in the interpretation of GAAP with respect to Tax matters or as a result of or arising from an audit review of the consolidated financial statements of the Company, make any change in any of the accounting principles or practices used by it;
           (l) (i) make or change any material Tax election (unless required by applicable law) or (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the balance sheet included in the most recent financial statements included in a SEC Report or (C) is in an amount less than $250,000 in the aggregate with all other such Liabilities;

           (m) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into, terminate or materially amend any Material Contract or (iii) authorize, incur or commit to incur capital expenditures materially in excess of the capital expenditure budget previously provided to Parent;
           (n) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the most recent audited balance sheet included in a SEC Report filed prior to the date hereof or incurred since December 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company following the Effective Time that is not, individually or in the aggregate, material to the Company;
           (o) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
           (p) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Company Stockholders other than the Company Stockholders’ Meeting;
           (q) consummate the transactions contemplated by that certain Interlocken Land Purchase Contract between JPI Colorado Land, LLP and the Company effective as of September 12, 2006, or otherwise acquire any land in the Interlocken Advanced Technology Environment in Broomfield, Colorado, in either case prior to December 31, 2006;
           (r) hire any new Company employee at the vice president level or above without the prior written consent of Parent; provided, however, that such consent shall not be required for the Company to hire a Vice President of Regulatory Affairs;
           (s) enter into or become bound by, or permit any of the assets owned or used by Company to become bound by, (i) any exclusive license or exclusive collaboration agreement or any agreement outside the ordinary course of business that relates to Company Intellectual Property or that otherwise enables a third party to compete with the Company, (ii) any agreement that grants rights to distribute or sell any Pharmaceutical Product, (iii) any Contract that provides for future payment obligations by the Company of either (A) $5,000,000 or more for Contracts related to clinical trials of Pharmaceutical Products, or (B) $1,000,000 or more for Contracts other than those related to clinical trials of Pharmaceutical Products, or (iv) any amendment or modification to the Abbott Ambrisentan Agreement, Abbott Darusentan Agreement, GSK Ambrisentan Agreement, GSK Flolan Agreement or Novartis Agreement; or
           (t) enter into a Contract to do any of the foregoing.

ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 No Solicitation.
           (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Acceptance Time, the Company shall not, and shall cause its directors, officers, employees, controlled Affiliates, investment bankers, attorneys or other advisors or representatives retained by it not to (and in any event the Company shall not authorize any of such Persons to), directly or indirectly:
                      (i) solicit, initiate, knowingly encourage, knowingly induce or knowingly facilitate the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry or take any action that is intended to lead to an Acquisition Proposal;
                      (ii) furnish to any Person any non-public information relating to the Company in response to or in connection with an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company from furnishing, in the ordinary course of business and in a manner and to the extent consistent with the Company’s past practices, any non-public information to (A) any actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person to the extent necessary to facilitate any business dealings between the Company and such actual or potential customer, supplier, distributor, licensor, licensee, partner or other Person that are unrelated to any Acquisition Proposal or any Acquisition Inquiry, or (B) a Governmental Authority);
                      (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its advisors or representatives from making a party making an Acquisition Proposal aware of the restrictions of this Section 7.1(a)(iii) in response to the receipt of an Acquisition Proposal, nor shall it prohibit the Company from engaging in discussions with its advisors or representatives to the extent reasonably necessary to assist the Company in determining how to properly respond to such Acquisition Proposal or Acquisition Inquiry); or
                      (iv) approve, endorse or recommend to the Company Stockholders any Acquisition Proposal;
provided, however, that notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may, directly or indirectly through advisors, agents or other intermediaries or representatives, (A) engage or participate in discussions or negotiations with any Person that has made a bona fide Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal, and (B) furnish to any such Person described in clause (A) above any non-public information relating to the Company pursuant to a confidentiality, standstill and nonsolicitation agreement the terms of which are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement; and provided further, that in the case of any action taken pursuant to clause (A) or clause (B) above, (1) the Company Board received such Acquisition Proposal other than as a result of a breach or violation of the terms of this Section 7.1(a), (2) the Company Board shall first have reasonably determined in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action is likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (3) at least two (2) Business Days prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person, and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that if any officer, director, agent, representative, employee, attorney, accountant or advisor of the Company (whether or not such Person is purporting to act on behalf of the Company) takes any action that, if taken by the Company, would constitute a breach of this Section 7.1(a) by the Company, then such action shall be deemed to constitute a breach of this Section 7.1(a) by the Company.
           (b) In addition to the obligations of the Company set forth in Section 7.1(a) hereof, the Company shall promptly, and in all cases within one (1) Business Day of its receipt, advise Parent orally (to be confirmed in writing as soon as practicable thereafter) of the receipt by the Company of any Acquisition Proposal or Acquisition Inquiry, including the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry and the identity of the Person or group making any such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal or Acquisition Inquiry.
           (c) Upon the execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.
           (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights, except to the extent the Company is required to do so by the terms of any such confidentiality, standstill or similar agreement as in effect immediately prior to the date of this Agreement, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also shall promptly request each Person that since January 1, 2006 has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information heretofore furnished to such Person by or on behalf of Company, subject to the terms of the applicable confidentiality agreement.

     7.2 Company Board Recommendation.
           (a) Subject to the terms of Section 7.2(b) hereof, the Company Board shall (i) recommend that the Company Stockholders accept the Offer, tender their Company Shares to Purchaser pursuant to the Offer and adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and permit Parent to include the Company Board Recommendation in the Offer Documents.
           (b) Subject to the terms of this Section 7.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or resolve or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (any of the foregoing, a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, the Company Board may effect a Company Board Recommendation Change at any time prior to the Acceptance Time if: (i) the Company Board has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal, and such Acquisition Proposal shall not have resulted from any breach or violation of the terms of Section 7.1; (ii) such Acquisition Proposal is binding and is reflected in a form of definitive acquisition agreement executed on behalf of the Person that made such Acquisition Proposal (the “Specified Acquisition Agreement”); (iii) the Company Board has reasonably determined in good faith (after consultation with outside legal counsel and taking into account any revisions to the terms hereof proposed by Parent pursuant to clause (vi) below), that, in light of such Acquisition Proposal, the failure of the Company Board to effect a Company Board Recommendation Change is likely to constitute a breach of its fiduciary duties to the Company Stockholders under applicable Legal Requirements; (iv) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days’ written notice of its intent to effect a Company Board Recommendation Change, accompanied by a complete copy of the Specified Acquisition Agreement; (v) during the five (5) Business Day period referred to in clause (iv) above, the Company shall have negotiated in good faith with Parent and Parent’s officers, directors, representatives and agents the terms of possible revisions to the terms of this Agreement; and (vi) Parent shall not have made during such five (5) Business Day period a binding offer to revise the terms hereof that (if implemented) would make the Acquisition Proposal reflected in such Specified Acquisition Agreement cease to constitute a Superior Proposal. If, as of the date on which the written notice contemplated by clause (iv) of the proviso to the immediately preceding sentence is given by the Company to Parent, there are less than six (6) Business Days remaining prior to the next scheduled expiration date of the Offer, then (without limiting any of the extension rights or other rights that Parent or Purchaser may have pursuant to this Agreement), unless Purchaser elects to extend the Offer pursuant to Section 2.1(d)(v) hereof or the Offer is otherwise extended pursuant to any other provision of Section 2.1(d) hereof, Purchaser shall extend the Offer to the date that is six (6) Business Days following the date on which such written notice is given by the Company to Parent, or for such longer period as may be required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq that is applicable to the Offer.

           (c) Without limiting any rights or remedies of Parent or Purchaser set forth in this Agreement that might exist as a consequence of any such action, nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosures to the Company Stockholders that the Company Board determines in good faith (after consultation with outside legal counsel) that the Company Board is required to make in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law.
     7.3 Company Stockholders’ Meeting; Short-Form Merger.
           (a) If approval of the Company Stockholders is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of Company Common Stock represented at the Company Stockholders’ Meeting necessary to conduct business at the Company Stockholders’ Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 7.3(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
           (b) Each of Parent and Purchaser shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with Delaware Law.
           (c) Notwithstanding the provisions of Section 7.1(c) hereof or this Section 7.3, in the event that Purchaser shall acquire at least ninety percent (90%) of the issued and outstanding Company Shares pursuant to the Offer or otherwise, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company Stockholders , in accordance with Section 253 of the DGCL.
     7.4 Proxy Statement.
           (a) If approval of the Company Stockholders is required by Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, as soon as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company shall prepare and file with the SEC a proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Legal Requirements, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. The Company shall cause the Proxy Statement to, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Company will cause the Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made or covenant is agreed to by the Company with respect to information supplied by Parent or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable law, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and Nasdaq.
           (b) Unless this Agreement is earlier terminated pursuant to Article IX hereof, subject to the terms of Section 7.2(b) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

     7.5 Reasonable Efforts to Complete.
           (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Purchaser and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including:
                      (i) the Company using all reasonable efforts to cause the conditions to the Offer set forth in Annex A hereto and the conditions to the Merger set forth in Article VIII hereof to be satisfied or fulfilled;
                      (ii) Parent and Purchaser using all reasonable efforts to cause the conditions to the Offer set forth in clause (A) of the first paragraph of Annex A hereto and clauses (4) and (5) of Annex A hereto and the conditions to the Merger set forth in clause (c) of Article VIII hereof to be satisfied or fulfilled;
                      (iii) the Company using all reasonable efforts to obtain all necessary or appropriate Consents and waivers under any Contracts to which the Company is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger);
                      (iv) Parent, Purchaser and the Company using all reasonable efforts to obtain all necessary actions or non-actions, Consents and waivers from Governmental Entities, seek the expiration or termination of all applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Entities; and
                      (v) Parent, Purchaser and the Company using all reasonable efforts to execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
           (b) Without limiting the generality of the foregoing provisions of Section 7.5(a) hereof, each of Parent and the Company shall file, as soon as may be reasonably practicable (and in any event within ten (10) Business Days) following the execution and delivery of this Agreement, with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, and, as soon as may be reasonably practical following the execution and delivery of this Agreement, any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that is required by the merger notification or control laws and regulations of any applicable foreign jurisdiction. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use all reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
           (c) Without limiting the generality of the provisions of Section 7.5(a) hereof, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise take all actions necessary to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).
           (d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or by any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, in each case in a manner that would be reasonably expected to have a material adverse effect on such party (in the case of Parent, after giving effect to the transactions contemplated hereby).
     7.6 Access. From the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof or the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that all such access shall be coordinated through the Company’s Chief Financial Officer or General Counsel and the Company shall not be required to provide any Person information or access if (x) providing such information or access would reasonably be expected to result in a waiver of the attorney/client privilege, or (y) providing such information or access would reasonably be expected to result in violation of applicable Legal Requirements, including antitrust laws; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.6. Without limiting the generality of the foregoing, during the period described in the immediately preceding sentence, the Company shall promptly provide to Parent reasonable access to: (i) any material notice, report, correspondence, action, document or other communication received by the Company or (to the Knowledge of the Company) any commercial partner of the Company from, or sent on behalf of the Company or (to the

Knowledge of the Company) any commercial partner of the Company to, the FDA or any other similar Governmental Entity relating to the clinical or regulatory status of any product or product candidate of the Company; (ii) the ambrisentan NDA and any similar application filed for marketing approval in the European Union, and (iii) for each product candidate of the Company, all master and executed clinical and commercial batch production records for manufacturing thereof in bulk active pharmaceutical and finished product form. Parent, Purchaser and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality and Exclusivity Agreement, dated as of August 3, 2006 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms except to the extent provided in Section 10.7 hereof.
     7.7 Notification. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof or the Acceptance Time:
           (a) The Company shall give prompt notice to Parent (i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that any of the conditions to the Offer set forth in clause (C)(1), (C)(2) or (C)(3) of Annex A hereto is not likely to be satisfied as of the next scheduled expiration date of the Offer, together with a reasonably detailed description of any event, condition, fact or circumstance that has had or is likely to have the effect of (A) making any such representation or warranty untrue or inaccurate, or (B) causing the Company to fail to comply with or satisfy in any material respect any such covenant, condition or agreement, and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Annex A impossible or unlikely or that, individually or in the aggregate, has had or would constitute a Company Material Adverse Effect; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.7(a).
           (b) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party subsequent to the date of this Agreement and prior to the Acceptance Time to which the Company has Knowledge alleging any material breach of or material default under any Material Contract to which the Company is a party, or (ii) any notice or other communication received by the Company from any third party subsequent to the date of this Agreement and prior to the Acceptance Time to which the Company has Knowledge alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.7(b).
           (c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Purchaser in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, to the extent that such untruth, inaccuracy or failure would entitle the Company to terminate this Agreement pursuant to Section 9.1(d)(i) hereof; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.7(c).
     7.8 Certain Legal Proceedings. Each party hereto shall promptly notify the other parties hereto of any Legal Proceedings commenced after the date hereof against it or any of its directors, officers or Affiliates, including by any Company Stockholders (on their own behalf or on behalf of the Company), relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep all other parties hereto reasonably informed regarding any such Legal Proceedings. Any party hereto defending any such Legal Proceedings shall give the other parties hereto the opportunity to consult with it regarding the defense or settlement of any such Legal Proceedings and shall consider such other parties’ views with respect to such Legal Proceedings. Notwithstanding the foregoing, no party hereto shall be required to provide any notice or information to any other party hereto, the provision of which would reasonably be expected to adversely affect the first party’s, or any other Person’s, attorney-client privilege or other privilege with respect to such information.
     7.9 Public Disclosure. Subject to applicable Legal Requirements or any listing agreement with a securities exchange or Nasdaq, the Company, Parent and Purchaser shall consult with each other before issuing or making, and to the extent reasonably practicable shall provide each other with a reasonable opportunity to review and comment upon, any press release or other public statement or filing relating to this Agreement or any of the transactions contemplated hereby, including the Offer and/or the Merger. Without limiting the generality of the foregoing, but subject to applicable Legal Requirements or any listing agreement with a securities exchange or Nasdaq, the Company shall not, and the Company shall not permit any officer, director, agent, representative, employee, attorney, accountant or advisor of the Company to, make any widespread disclosure to employees of the Company or any disclosure to the public regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement unless the Company, to the extent practicable, shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure and the content of such disclosure.
     7.10 Company Options; Company ESPP.
           (a) Company Options.
                      (i) Assumption of Company Options. At the Acceptance Time, without any action on the part of Parent, Purchaser, the Company or the holders of Company Options, except as otherwise required by applicable Legal Requirements, Parent shall assume each Company Option that is then outstanding and unexercised (an “Assumed Company Option”) in accordance with the terms of the Company Option Plan. Each Assumed Company Option will continue to have, and be subject to the same terms and conditions of such Company Option (including the terms and conditions of any applicable stock option agreement or other document evidencing such Company Option, if any) immediately prior to the Acceptance Time (including any repurchase rights or vesting provisions, if applicable), except that (A) each Assumed Company Option will be exercisable (or will become exercisable in accordance with its terms) for a number of whole shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) equal to the product of (x) the number of shares of Company

Common Stock that would be issuable upon exercise of the Assumed Company Option immediately prior to the Acceptance Time multiplied by (y) a quotient equal to (I) the Merger Consideration divided by (II) the average closing price of Parent Common Stock on Nasdaq for the five (5) consecutive trading days immediately preceding (but not including) the date that includes the Acceptance Time (the “Exchange Ratio”; which it is agreed shall be calculated to at least five decimal places), rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the Parent Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient equal to (x) the per share exercise price for such Assumed Company Option immediately prior to the Acceptance Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Company Option shall be vested immediately following the Acceptance Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Acceptance Time, except to the extent such Assumed Company Option (either by its terms or by the terms of another Contract) provides for acceleration of vesting thereof. Each Assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Acceptance Time. The exercise price under each Assumed Company Option, the number of shares for which such Assumed Company Option is exercisable and the terms and conditions of exercise of such Assumed Company Option shall be determined in order to comply with Section 424(a) of the Code and Section 409A of the Code.
                      (ii) Further Actions. Prior to the Acceptance Time, the Company shall provide notice to each holder of outstanding Company Options describing the treatment of such Company Options in accordance with this Section 7.10(a). As soon as reasonably practicable following the date hereof and conditional upon the Acceptance Time, the Company Board shall make all determinations reasonably necessary under the Company Option Plan to accomplish the transactions contemplated by this Section 7.10(a) and, to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement (including the Offer and the Merger). As soon as reasonably practicable following the Acceptance Time (and in no event later than five (5) Business Days after the Acceptance Time), Parent shall issue to each holder of an Assumed Company Option a document evidencing the assumption of the applicable Company Option by Parent as contemplated by this Section 7.10(a). Subject to the occurrence of the Acceptance Time, Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Company Options pursuant to the terms set forth in this Section 7.10(a) and shall, from and after the Acceptance Time, honor the obligations of the Company to the holders of Assumed Company Options under the Company Option Plan.
                      (iii) Section 16 of the Exchange Act. The Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act the deemed disposition and cancellation of the Company Options in the Merger. Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the board of directors of Parent shall, prior to the Acceptance Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant hereto).

                      (iv) Form S-8. Parent shall file with the SEC no later than ten (10) Business Days after the Acceptance Time a registration statement on Form S-8 (or any successor form or other appropriate forms) relating to Parent Common Stock issuable pursuant to the Assumed Company Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Company Options remain outstanding. Parent shall use all reasonable efforts to cause shares of Parent Common Stock, when issued upon exercise of Assumed Company Options, to be approved for quotation on Nasdaq.
                      (v) Prior to the Acceptance Time, the Company shall take all actions that may be necessary (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 7.10(a) and to ensure that, from and after the Acceptance Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 7.10(a).
           (b) Company ESPP. The Company shall take all actions as are necessary (i) to ensure that each outstanding purchase right under the Company ESPP (each, a “Purchase Right”) shall be exercised to purchase shares of Company Common Stock on the day that is one (1) Business Day prior to the Acceptance Time in accordance with Section 13(b)(ii) of the Company ESPP, and to make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP, and (ii) to provide that, as and after the Acceptance Time, no further offering periods or purchase periods shall commence, and all of the Purchase Rights shall terminate, under the Company ESPP; provided, however, that such exercise and cessation of further offering and purchase periods, and the termination of the Purchase Rights, shall be conditioned upon the occurrence of the Acceptance Time. Immediately following the Acceptance Time, the Company shall terminate the Company ESPP.
     7.11 Company Warrants. Each warrant to purchase shares of the Company Common Stock (a “Company Warrant”) which is outstanding immediately prior thereto shall, in accordance with its terms, cease to represent a right to acquire shares of the Company Common Stock and automatically shall be converted, at the Effective Time, without any action on the part of the holder, into the right to receive an amount in cash, without interest, equal to the product of (x) the amount, if positive, by which the Merger Consideration exceeds the per share exercise price of such Company Warrant, multiplied by (y) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant. Following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to (a) honor the obligations of the Company under the Company Warrants, and (b) deliver notice of the consummation of the transactions contemplated hereby and the effect thereof on the Company Warrants to the holders of the Company Warrants within fifteen (15) days of the Effective Time.

     7.12 Employee Matters.
           (a) From the Acceptance Time through the Effective Time, Parent shall permit the Company to continue the employment, compensation and benefits of the Continuing Employees on the same or substantially similar terms and conditions in all material respects as are in effect as of the date of this Agreement, except as otherwise provided in Section 7.10(b). From and after the Effective Time, Parent, the Surviving Corporation or a Subsidiary of the Surviving Corporation shall permit all Continuing Employees to participate in the benefit plans, programs, and arrangements of Parent, the Surviving Corporation or its Subsidiaries (the “Parent Plans”) to the same extent as similarly situated employees of Parent or its Subsidiaries, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements. Continuing Employees shall be given credit under the Parent Plans for all years of service with the Company prior to the Effective Time for purposes of eligibility, vesting in respect of a matching contribution under a Parent Plan intended to qualify under Section 401(k) of the Code and the determination of rate of vacation accrual.
           (b) Subject to applicable plan provisions, contractual requirements and Legal Requirements, from and after the Effective Time, Parent shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any Parent Plan that is a group health plan to be waived with respect to the Continuing Employees and their eligible dependents to the same extent waived under comparable Employee Plans as of the date of this Agreement, and (ii) under the Parent Plans give each of the Continuing Employees and their eligible dependents credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made to the same extent credited under comparable Employee Plans.
           (c) Nothing in this Section 7.12 or elsewhere in this Agreement shall be construed to create a right in any employee of the Company to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. Except for Indemnified Parties (as and to the extent defined in Section 7.13 hereof) to the extent of their respective rights pursuant to Section 7.13 hereof, no current or former employee, consultant or director of the Company, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.
           (d) The Company shall not take (or cause or permit to be taken) any action to terminate any employee benefit plan sponsored by the Company (or in which the Company participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; provided, however, that if otherwise directed in writing by Parent prior to the Effective Time, the Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective immediately prior to the Acceptance Time or immediately prior to the Effective Time, any such employee benefit plan.
           (e) Following the Effective Time, Parent shall cause the Surviving Corporation to honor the obligations of the Company to pay to each Continuing Employee the ordinary course performance bonus earned by such Continuing Employee during the year 2006 consistent with past practice.

     7.13 Indemnification and Insurance.
           (a) Parent shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company to exculpate, indemnify, hold harmless or advance expenses under any and all indemnification agreements in effect as of the date of this Agreement between the Company and any of its directors and officers as of the date of this Agreement (the “Indemnified Parties”) for a period of six (6) years following the Acceptance Time arising out of facts or circumstances occurring or existing prior to the Acceptance Time.
           (b) For a period of six (6) years following the Effective Time, Parent shall cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company immediately prior to the Acceptance Time, and during such six (6) year period, (x) Parent shall cause the Surviving Corporation to honor and fulfill in all respects all obligations pursuant to such provisions, and (y) such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, except as required by Legal Requirements.
           (c) For a period of six (6) years after the Acceptance Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s directors’ and officers’ liability insurance in effect as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (“D&O Insurance”) in respect of acts or omissions occurring (or allegedly occurring) at or prior to the Acceptance Time, on terms and conditions no less favorable to the Indemnified Parties than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that in satisfying its obligations under this Section 7.13(c), (i) the Surviving Corporation may substitute for the D&O Insurance a policy or policies of comparable coverage, and (ii) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided further, that if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Acceptance Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a “tail” prepaid policy on the D&O Insurance for a period of six (6) years from the Acceptance Time on terms and conditions no less favorable to the Indemnified Parties than the D&O Insurance. In the event that the Company shall purchase such a “tail” policy prior to the Acceptance Time, the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.13(c), for so long as such “tail” policy shall be maintained in full force and effect.

           (d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.13.
           (e) Each of the Indemnified Parties is intended to be a third party beneficiary of this Section 7.13, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties under this Section 7.13 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company, or applicable Legal Requirements (whether at law or in equity).
     7.14 Obligations of Purchaser. Parent shall take all actions necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.
     7.15 Resignation of Officers and Directors. The Company shall use reasonable efforts to obtain and deliver to Parent at the Closing (effective as of the Effective Time) the resignation of each officer and director of the Company (other than those designees of Parent elected to the Company Board pursuant to Section 2.4 hereof).
     7.16 Disclaimer of Other Representations or Warranties. Parent hereby acknowledges and agrees that, other than the representations and warranties set forth in this Agreement, the Company does not make, and shall not be deemed to have made, and hereby disclaims, any representation or warranty, express or implied, including as to any financial forecast, revenue projection or financial model or other prospective information made available by the Company or its representatives to Parent or its representatives or other information with respect to the Company or its assets, products, properties or business. The Company hereby acknowledges and agrees that, other than the representations and warranties set forth in this Agreement, neither Parent nor Purchaser makes, nor shall either of them be deemed to have made, and each of them hereby disclaims, any representation or warranty, express or implied.
ARTICLE VIII
CONDITIONS TO THE MERGER
     8.1 Conditions. The respective obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements) prior to the Effective Time, of each of the following conditions:
           (a) Requisite Stockholder Approval. If adoption of this Agreement by the Company Stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.
           (b) Purchase of Company Shares. Purchaser shall have accepted for payment and paid for all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

           (c) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.
ARTICLE IX
TERMINATION
     9.1 Termination Prior to Acceptance Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:
           (a) by mutual written agreement of Parent and the Company; or
           (b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Purchaser having accepted for payment any Company Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement resulted in (i) the failure of any of the conditions to the Offer set forth in Annex A hereto to be satisfied or (ii) the expiration or termination of the Offer without Purchaser having accepted for payment any Company Shares pursuant to the Offer; or
           (c) by either Parent or the Company, if Purchaser shall not have accepted for payment any Company Shares pursuant to the Offer on or before June 30, 2007 (the “Initial Termination Date”); provided, however, that in the event one or more of the conditions to the Offer set forth in clause (A) of the first paragraph of Annex A hereto or clause (C)(4) or (C)(5) of Annex A hereto shall not have been satisfied or waived on or prior to the Initial Termination Date, and all of the other conditions to the Offer set forth in Annex A hereto shall have been satisfied or waived on or prior to the Initial Termination Date, the Initial Termination Date shall be automatically extended until September 30, 2007 (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has resulted in (i) the failure of any of the conditions to the Offer set forth in Annex A hereto to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with its terms without Purchaser having accepted for payment any Company Shares pursuant to the Offer; or
           (d) by the Company:
                      (i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement or (B) that any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to prevent Parent and Purchaser from accepting for payment or paying for Company Shares pursuant to the Offer or consummating the Merger in accordance with the terms hereof; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any scheduled expiration date of the Offer, all “Parent Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded; and provided further, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Purchaser is, or such inaccuracies in the representations and warranties of Parent or Purchaser are, curable by Parent or Purchaser through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(i) until the earlier to occur of (1) the expiration of a fifteen (15) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Purchaser ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d)(i) if such breach or inaccuracy by Parent or Purchaser is cured within such fifteen (15) calendar day period); or
                      (ii) in order to accept a Superior Proposal and enter into the Specified Acquisition Agreement relating to such Superior Proposal, if (A) the Company Board, after satisfying all of the requirements set forth in Section 7.2(b) hereof and otherwise causing the Company to comply in all material respects with the provisions of Section 7.1 and Section 7.2 of this Agreement, shall have made a Company Board Recommendation Change and authorized the Company to enter into such Specified Acquisition Agreement, (B) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the Specified Acquisition Agreement has been duly executed and delivered to the Company by the other party thereto, that the Company Board has authorized the execution and delivery of the Specified Acquisition Agreement on behalf of the Company and that the Company will enter into the Specified Acquisition Agreement immediately upon termination of this Agreement pursuant to this Section 9.1(d)(ii), and (C) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 9.4(b) hereof; or
           (e) by Parent:
                      (i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in one or more of the conditions to the Offer set forth in clause (C)(1), clause (C)(2) or clause (C)(3) of Annex A hereto not being satisfied as of any scheduled expiration date of the Offer; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any scheduled expiration date of the Offer, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; provided further, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e)(i) until the earlier to occur of (1) the expiration of a fifteen (15) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(e)(i) if such breach or inaccuracy by the Company is cured within such fifteen (15) calendar day period); and provided further, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e)(i) if the proposed termination is based solely on an isolated and inadvertent breach of Section 7.1(a) hereof that (x) is committed by an employee of the Company who is not an officer or director of the Company and (y) does not give rise to an Acquisition Proposal or Acquisition Inquiry;
                      (ii) if a Triggering Event shall have occurred;
                      (iii) if the Company Board (or one or more members of the Company Board) shall have taken any action publicly or that shall have become public (other than an action that constitutes a Triggering Event) that indicates that the Company Board does not unanimously support the Offer or the Merger and that would reasonably be expected to have a significant adverse impact on the Company or its business or on the likelihood that any one or more of the conditions to the Offer set forth in Annex A hereto will be satisfied; or
                      (iv) if a Company Material Adverse Effect shall have occurred.
     9.2 Termination Before or After Acceptance Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer or the Merger) any Legal Requirement that is in effect and has the effect of making the consummation of any of the transactions contemplated hereby (including the Offer or the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger), or (b) issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger), and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has resulted in the imposition of such order, decree or ruling.

     9.3 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except that (a) Article I, Section 2.3(c)(iii) hereof, Section 7.14 hereof, Section 7.16 hereof, this Article IX and Article X shall survive the termination of this Agreement, (b) nothing herein shall relieve any party or parties hereto, as applicable, from liability for any breach of this Agreement (other than a breach of such party’s representations or warranties that is not willful), and (c) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to, or the right of the Company Stockholders who tendered, any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination. In addition to the foregoing (but subject to Section 10.7 hereof), no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     9.4 Fees and Expenses.
           (a) General. Except as set forth in Section 9.4(b) hereof or as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger are consummated.
           (b) Company Payments.
                      (i) If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(c) hereof and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then if within one year after the date of termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, the Company shall pay to Parent, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $75,000,000; provided, however, that for purposes of this provision, all references to “fifteen percent (15%)” or to “eighty-five percent (85%)” in the definition of Acquisition Transaction shall be deemed to refer to “fifty percent (50%)”.
                      (ii) If this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii) hereof or by Parent pursuant to Section 9.1(e)(ii) hereof, then the Company shall pay to Parent, in cash at the time specified in the last sentence of this Section 9.4(b)(ii), a nonrefundable fee in the amount of $75,000,000. In the case of termination of this Agreement by the Company pursuant to Section 9.1(d)(ii) hereof, the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination, and in the case of termination of this Agreement by Parent pursuant to Section 9.1(e)(ii) hereof, the fee referred to in the preceding sentence shall be paid by the Company within two Business Days after such termination.
                      (iii) If the Company fails to pay when due any amount payable under this Section 9.4, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.4, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
           (c) Enforcement; Effect. The Company acknowledges and hereby agrees that the provisions of Section 9.4(b) hereof are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement.
ARTICLE X
GENERAL PROVISIONS
     10.1 No Survival of Representations and Warranties. None of the representations and warranties of the Company, Parent or Purchaser contained in this Agreement shall survive the Acceptance Time.
     10.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein and shall be deemed duly given (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight delivery service (charges prepaid); or (iii) upon receipt of confirmation of receipt if sent by facsimile transmission; and addressed to the intended recipient as set forth below (or at such other address or facsimile number for a party as shall be specified by like notice):
           (a) if to Parent or Purchaser, to:
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, California 94404
Attention: General Counsel
Facsimile: (650) 522-5537

with a copy (which shall not constitute notice to Parent or Purchaser) to:
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Attention: Robert L. Jones, Esq.
Facsimile: (650) 849-7400
           (b) if to the Company, to:
Myogen, Inc.
7575 W. 103rd Avenue, Suite 102
Westminster, Colorado 80021-5426
Attention: Andrew D. Dickinson, Vice President and General Counsel
Facsimile: (303) 410-3350
with copies (which shall not constitute notice to the Company) to:
Kirkland & Ellis LLP
Citicorp Center
153 East 53rd Street
New York, New York 10022
Attention: Stephen Fraidin, Esq.
Thomas W. Christopher, Esq.
Facsimile: (212) 446-6460
and
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601-6636
Attention: James S. Rowe, Esq.
Facsimile: (312) 861-2200
     10.3 Amendment. Subject to applicable Legal Requirements and subject to the other provisions of this Agreement (including Section 2.4(d) hereof), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto except as expressly provided herein.
     10.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party hereto contained herein or in any document delivered pursuant hereto, or (c)

waive compliance with any of the agreements or conditions for the benefit of such party hereto contained herein. No such extension or waiver by any party hereto shall be valid unless the same shall be in writing and signed by the party providing such extension or waiver, nor shall such extension or waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of Section 10.3.
     10.5 Assignment. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto. Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     10.6 Company Disclosure Schedule. All capitalized terms not defined in the Company Disclosure Schedule shall have the meanings ascribed to them in this Agreement. Notwithstanding anything to the contrary set forth herein, the representations and warranties of the Company in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the sections of the Company Disclosure Schedule corresponding to each such representation and warranty or covenant, or as otherwise set forth elsewhere in the Company Disclosure Schedule where it is readily apparent from such disclosure that such information is applicable to such representation and warranty or covenant. The listing of any matter in the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any Contract or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All attachments to the Company Disclosure Schedule are incorporated by reference into the Company Disclosure Schedule. The information contained in the Company Disclosure Schedule is in all events subject to the Confidentiality Agreement.
     10.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, Sections 1 through 6 and Sections 8 through 20 of the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms (it being understood that Section 7 of the Confidentiality Agreement, and the “standstill” provisions contained therein, shall be deemed to have been superseded and terminated as of the date of this Agreement and shall be of no further force or effect). The Annexes and Exhibits to this Agreement are incorporated herein by reference and made a part hereof.

     10.8 Severability. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Legal Requirements. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree that any such illegal, void, invalid or unenforceable provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and that the parties shall replace such provisions of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provision.
     10.9 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 7.13(e) hereof, this Agreement shall not confer any rights or remedies hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.
     10.10 Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, any party hereto shall be entitled to seek injunctive relief to prevent any breach of this Agreement and to enforce specifically the terms and provisions hereof.
     10.11 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary, except as expressly provided hereunder, the Company shall not have any liability or obligation to Parent, Purchaser or any of their respective Subsidiaries arising under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 or otherwise relating to environmental, health or safety matters.
     10.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
     10.13 Consent to Jurisdiction; Service of Process. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that all claims in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby may and shall be heard and determined in any such court, agrees that process may be served upon it in any manner authorized by Delaware Law for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Legal Proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer or the Merger) in any jurisdiction or courts other than a state or federal court located within New Castle County, State of Delaware.
     10.14 Waiver Of Jury Trial. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.15 Mutual Drafting. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
     10.16 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.
{Remainder of Page Intentionally Left Blank}

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

GILEAD SCIENCES, INC.
By:	/s/ John F. Milligan
	Name:	John F. Milligan
	Title:	Executive Vice President & Chief Financial Officer

MUSTANG MERGER SUB, INC.
By:	/s/ John F. Milligan
	Name:	John F. Milligan
	Title:	President

MYOGEN, INC.
By:	/s/ J. William Freytag
	Name:	J. William Freytag
	Title:	President & Chief Executive Officer

ANNEX A
CONDITIONS TO THE OFFER
     Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of October 1, 2006 (the “Agreement”), by and among Gilead Sciences, Inc., a Delaware corporation (“Parent”), Mustang Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Myogen, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Purchaser to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Purchaser (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Company Shares, and (ii) may delay the acceptance for payment of or, subject to the rules and regulations referred to in clause (i) above, the payment for, any tendered Company Shares, if immediately prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement): (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated or any other antitrust, competition or merger control Consents reasonably necessary to permit Purchaser to accept for payment and pay for Company Shares pursuant to the Offer shall not have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period); (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred, or shall exist and be continuing:
     (1) any of the representations and warranties of the Company set forth in Section 4.3, Section 4.4, Section 4.23 or Section 4.26 of the Agreement that do not address matters only as of a particular date (A) shall not have been accurate in all material respects as of the date of the Agreement, or (B) shall not be accurate in all material respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, or any of the representations and warranties of the Company set forth in Section 4.3, Section 4.4, Section 4.23 or Section 4.26 of the Agreement that address matters only as of a particular date shall not have been accurate in all material respects as of such particular date; provided, however, that, for purposes of determining the accuracy of any of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;
     (2) (i) any of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause (1) above) that do not address matters only as of a particular date (A) shall not have been accurate in all respects as of the date of the Agreement, or (B) shall not be accurate in all respects on and as of the expiration date of the Offer with the same force and effect as if made on and as of such date, or any of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause (1) above) that address matters only as of a particular date shall not have been accurate in all respects as of such particular date, and (ii) any such failure of such representations and warranties to be so accurate, or the circumstances constituting or giving rise to such failure would constitute, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;
     (3) the Company shall have failed to perform in any material respect any obligation or shall have failed to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Agreement;
     (4) there shall be instituted or pending immediately prior to the expiration of the Offer (or it shall be more likely than not that there will be instituted) any Legal Proceeding to which any Governmental Entity is or is likely to become a party against Parent, Purchaser or the Company (i) challenging the acquisition by Purchaser of any Company Shares pursuant to the Offer or seeking to prohibit or materially restrain the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, (ii) seeking to impose material limitations on the ability of Purchaser (or Parent on Purchaser’s behalf), or render Purchaser unable, to accept for payment, pay for or purchase any or all of the Company Shares pursuant to the Offer or the Merger, (iii) seeking to prohibit or impose any material limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or the Surviving Corporation to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries, (iv) seeking to prohibit or impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the stock of Purchaser, the Company or the Surviving Corporation, including the right to vote the stock of Purchaser, the Company or the Surviving Corporation on all matters properly presented to the stockholders of any such Entity, or (v) relating to the Offer, the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent, Purchaser or the Company any damages or other relief that would be material to Parent, Purchaser or the Company, provided that in the case of any such Legal Proceeding instituted or pending against Parent or Purchaser, Parent and Purchaser shall have taken all actions with respect to such Legal Proceeding required to be taken by them pursuant to Section 7.5 of the Agreement;

     (5) any Governmental Entity shall have: (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Agreement (including the Offer and the Merger) any Legal Requirement that is in effect immediately prior to the expiration of the Offer that has the effect of making the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal or that has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger), (ii) issued or granted any Order (whether temporary, preliminary or permanent) that is in effect immediately prior to the expiration of the Offer and has the effect of making any of the transactions contemplated by the Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Offer and the Merger); or (iii) taken any other action that, immediately prior to the expiration of the Offer, would be reasonably expected to have any of the consequences referred to in clause (4) above;
     (6) since the date of the Agreement, there shall have been any Company Material Adverse Effect;
     (7) Parent and Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (1), (2) and (3) of this Annex A have been duly satisfied; or
     (8) the Agreement shall have been terminated in accordance with its terms.
The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Agreement, may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser.